CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Aggregate Offering	Amount of
Offered	Price(2)	Registration Fee(2)(3)
Ordinary Shares, no par value, offered by Infineon Technologies Investment B.V.(1)	$311,832,058	$9,574

(1)	Each American depositary share represents one ordinary registered share. American depositary shares issuable upon deposit of the ordinary registered shares registered hereby have been registered pursuant to separate Registration Statements on Form F-6 (File No. 333-136068 filed July 27, 2006 and File No. 333-147539 filed November 20, 2007).
(2)	Calculated based on a maximum aggregate offering price of $15.20 per share in accordance with Rule 457(a).

(3)	Pursuant to Rule 457(p), the amount of registration fee payable hereunder has been offset by $61,525 of filing fees previously paid by Qimonda AG in respect of unsold securities under the Registration Statement on Form F-1 (File No. 333-135913) filed July 21, 2006.
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-145983
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 11, 2007
Qimonda AG
20,515,267 American Depositary Shares
Representing 20,515,267 Ordinary Shares

     This prospectus supplement relates to 20,515,267 American Depositary Shares, or ADSs, representing Ordinary Shares of Qimonda AG, a German stock corporation held by Infineon Technologies Investment B.V., which we refer to as Infineon Investment. This is the number of ADSs that may be delivered on exercise of exchangeable notes of Infineon Investment.
     Infineon Investment may deliver ADSs upon the exchange of exchangeable notes sold on September 26, 2007 in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. Infineon Investment may also sell ADSs representing ordinary shares it beneficially owns that are not covered by the exchangeable notes. We will not receive any proceeds from any of the sales described in this prospectus.
     The ADSs may be evidenced by American Depositary Receipts, or ADRs. Each ADS will represent one ordinary share.
     Our ordinary shares are listed on the New York Stock Exchange under the symbol “QI”. On December 26, 2007, the closing sale price of our ADSs was $7.56 per share.
     See “Risk Factors” on page S-2 to read about factors you should consider before buying ADSs.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 27, 2007.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where sale of these securities is legally permitted. The information in this document may only be accurate on the date of this document.
ABOUT THIS PROSPECTUS SUPPLEMENT
     This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using an automatic shelf registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended. Under the shelf registration process, Infineon Investment may, in one or more offerings from time to time, sell the ADSs described in this prospectus supplement and the accompanying prospectus. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.
     You should read both this prospectus supplement and the accompanying prospectus together with the additional information described in “Incorporation of Certain Information by Reference”.
     Infineon Investment may offer our ADSs directly, through agents, or to or through underwriters. See “Plan of Distribution” in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with the SEC in other documents, which means:
•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus; we can disclose important information to you by referring you to those documents; and

•	information in this prospectus supplement and the accompanying prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, and information that we file with the SEC after the date of this prospectus supplement automatically updates and supersedes this prospectus supplement.
     We incorporate by reference our Annual Report on Form 20-F for the year ended September 30, 2007, which was filed with the SEC on November 16, 2007, and our Annual Report on Form 20-F/A for the year ended September 30, 2006, which was filed with the SEC on March 30, 2007. We also incorporate by reference the section “Description of American Depositary Shares” in our prospectus filed pursuant to Rule 424(b)(1) of the Securities Act on August 10, 2006 with respect to the Registration Statement on Form F-1 (File No. 333-135913).
     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus from now until we terminate the offering of the securities:
•	Annual Reports filed on Form 20-F; and

•	any future reports filed on Form 6-K that indicate that they are incorporated by reference in this prospectus.
     Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.
     You may obtain a copy of any of the documents referred to above at no cost by contacting us at the following address or telephone number:
Qimonda AG
Gustav-Heinemann-Ring 212
81739 Munich, Germany
+(49)(89) 60088-0
RISK FACTORS
     In addition to other information contained in this prospectus supplement and the accompanying prospectus and any accompanying prospectus supplement, you should carefully consider the risks incorporated by reference to our most recent Annual Report on Form 20-F in evaluating our company, our properties and our business before investing in our ordinary shares. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. Any of these risks might cause you to lose all or a part of your investment. Some statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements” in the prospectus to which this prospectus supplement relates.

USE OF PROCEEDS
     Infineon Investment will receive all of the proceeds from the sale of our ADSs under this prospectus supplement and the accompanying prospectus. We will not receive any proceeds from any of these sales.
SHARE PRICE
     ADSs representing our company’s shares have traded on the New York Stock Exchange since August 9, 2006. The table below sets forth, for the periods indicated, the high and low closing sales prices for the ADSs on the New York Stock Exchange:

	Price per ADS in
	U.S. dollars
	High	Low
August 2006 (beginning August 9)	$16.28	$13.54
September 2006	$17.91	$15.90
October 2006	$17.05	$13.95
November 2006	$18.85	$14.11
December 2006	$18.65	$17.00
January 2007	$17.45	$15.17
February 2007	$15.60	$14.45
March 2007	$14.93	$13.81
April 2007	$15.68	$14.09
May 2007	$15.16	$14.14
June 2007	$17.00	$14.94
July 2007	$17.04	$14.80
August 2007	$14.81	$12.20
September 2007	$13.42	$10.91
October 2007	$11.37	$9.37
November 2007	$9.64	$6.85
December 2007 (through December 26, 2007)	$8.40	$7.34
On December 26, 2007, the closing sales price per ADS on the New York Stock Exchange was $7.56.

CAPITALIZATION
     The following table sets forth our actual consolidated capitalization as of September 30, 2007. You should read this table in conjunction with “Selected Combined and Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed combined and consolidated financial statements and related notes included in our Annual Report on Form 20-F filed on November 16, 2007, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus.

As of September 30, 2007
(€ in millions)
Short-term debt and current maturities	77
Long-term debt, excluding current maturities(1)	227
Shareholders’ equity:
Ordinary share capital	684
Additional paid-in capital	3,117
Accumulated deficit	(25)
Accumulated other comprehensive loss	(259)

Total shareholders’ equity	3,517

Total capitalization	3,744

(1)	As of September 30, 2007, we had a €124 million project-related term loan for our production facility in Portugal, of which €21 million is classified as current maturity as it is payable in March 2008, a €25 million note payable to a government entity in connection with our Richmond plant and a €156 million lease related to a sale and leaseback transaction of 200mm equipment. The four-year lease is accounted for as a capital lease in which the present value of the lease payments is reflected as a capital lease obligation.

     In December 2007, we entered into two further sale and leaseback transactions covering some of our manufacturing equipment at our Richmond, Virginia plant. On December 4, 2007 we entered into a four-year lease relating to a portion of our 200mm equipment resulting in net proceeds of $66 million. On December 21, 2007, we entered into a five-year lease relating to a portion of our 300mm equipment resulting in net proceeds of $125 million.
     Our capitalization will remain unaffected upon completion of all of the sales contemplated by this prospectus supplement, as we will not receive any proceeds from any sale being made by this prospectus supplement.

PLAN OF DISTRIBUTION
     The following supplements the disclosures in the section entitled “Plan of Distribution” in the accompanying prospectus.
     On September 26, 2007, Infineon Investment issued its Guaranteed Subordinated Exchangeable Notes due August 2010, which we refer to as the notes, in transactions it advised us were not subject to registration under the Securities Act of 1933, as amended, which we refer to as the Securities Act, pursuant to Regulation S thereunder. The notes are exchangeable into ADSs of our company in accordance with the terms and conditions of the notes. The terms and conditions of the notes provide that they are exchangeable during specified periods between November 6, 2007 and August 17, 2010.
     Infineon Investment may also offer and sell ADSs in our company for cash or other consideration from time to time after the date of this prospectus supplement directly or through one or more underwriters, broker-dealers or agents. Infineon Investment will be responsible for any underwriting discounts or commissions or agent’s commissions. The ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Infineon Investment may use any one or more of the following methods when selling ADSs (which may involve crosses or block transactions):
•	on the New York Stock Exchange or any other national securities exchange or quotation service on which the ADSs may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in transactions other than on these exchanges or systems or in over-the-counter market,

•	through the writing of options, whether such options are listed on an options exchange or otherwise,

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction,

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	in privately negotiated exchanges,

•	in transactions in which a broker-dealer agrees to sell a specified number of ADSs at a stipulated price per share,

•	through a combination of any such methods of sale, and

•	by any other method permitted pursuant to applicable law.
     If Infineon Investment sells all of the 20,515,267 ADSs (representing approximately 6% of our total share capital) offered under this prospectus supplement and the accompanying prospectus, Infineon AG and Infineon Investment together will hold approximately 71.5% of our outstanding share capital.

Qimonda AG

American Depositary Shares, representing Ordinary Shares,
including any Ordinary Shares issued upon conversion of Debt Securities
Debt Securities
Guarantees of Debt Securities

Qimonda Finance LLC

Debt Securities Guaranteed by Qimonda AG

This prospectus relates to the offer and sale from time to time of securities by Qimonda AG, a German stock corporation, and debt securities of Qimonda Finance LLC, a Delaware limited liability company, that are guaranteed by Qimonda AG.

In addition, Infineon Technologies AG and Infineon Technologies Investment B.V., an indirect subsidiary of Infineon Technologies AG incorporated in The Netherlands, which we refer to as the selling shareholders, may offer American Depositary Shares, or ADSs, of Qimonda AG from time to time. This may include share lending arrangements. The ADSs may be evidenced by American Depositary Receipts, or ADRs. Each ADS will represent one ordinary share. We will not receive any proceeds from the sale of our ADSs by the selling shareholders.

When securities are offered using this prospectus, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities.

Our ADSs are listed on the New York Stock Exchange under the symbol “QI”.

Investing in our securities involves risks.  See “Risk Factors” on page 2 of this prospectus and “Risk Factors” included in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may, and any selling shareholder may, offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Prospectus dated September 11, 2007.

You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where sale of these securities is legally permitted. The information in this document may only be accurate on the date of this document.

In this prospectus, references to:

•	“our company” refer to Qimonda AG;

•	“we”, “us”, “Qimonda AG” or “Qimonda” refer to Qimonda AG and, unless the context otherwise requires, to our subsidiaries and our predecessor, the former Memory Products segment of Infineon;

•	“Infineon” refer to Infineon Technologies AG, a German stock corporation and, unless the context otherwise requires, to its subsidiaries;

•	the “Infineon Group” refer to Infineon and Infineon’s subsidiaries, including Qimonda prior to the carve-out but excluding Qimonda after the carve-out described herein;

•	the “selling shareholders” refer to Infineon Technologies AG and Infineon Technologies Investment B.V.; and

•	“securities” include any security that we or any selling shareholder might sell under this prospectus or any prospectus supplement.

i

PROSPECTUS SUMMARY

This summary highlights some important information about our business and this offering. Because it is a summary, it does not contain all the information you should consider before investing in our securities. Before making your investment decision, you should carefully read:

•	this entire prospectus, which explains the general terms of the securities we may offer;

•	the accompanying prospectus supplement, which (i) explains the specific terms of the particular offering and (ii) updates and changes information in this prospectus;

•	the documents referred to below in “Incorporation of Certain Information by Reference”; and

•	the documents referred to below in “Additional Information”.

Qimonda AG

We design semiconductor memory technologies and develop, manufacture, market and sell a large variety of semiconductor memory products on a chip, component and module level. We began operations within the Semiconductor Group of Siemens AG, whose roots in semiconductor R&D and manufacturing date back to 1952, and operated as the Memory Products segment of Infineon Technologies AG since its carve-out from Siemens AG in 1999. We were registered in the commercial register of the local court of Munich on May 25, 2004 as Invot AG, a German stock corporation and wholly-owned subsidiary of Infineon Technologies AG, under number HRB 152545. We changed our name to Qimonda AG on April 6, 2006. Our principal executive offices are located at Gustav-Heinemann-Ring 212, 81739 Munich, Germany, and our telephone number is +49-89-60088-0. Our website is http://www.qimonda.com. This website address is included in this prospectus as an inactive textual reference only. The information and other content appearing on our website are not part of this prospectus. Our agent for service of process in the United States is Qimonda North America Corp., Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

Qimonda Finance LLC

Qimonda Finance LLC was formed by us on July 13, 2006 pursuant to the filing of a certificate of formation with the Secretary of State of the State of Delaware. Qimonda Finance LLC is our wholly-owned subsidiary formed for the purpose of raising funds for us.

Qimonda Finance LLC’s principal executive office and postal address is 3000 CentreGreen Way, Cary, North Carolina, 27513 U.S.A., and its telephone number is +1 919-677-2700. Qimonda Finance LLC’s registered agent in the United States is Qimonda North America Corp., Attn: General Counsel, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

Ratio of earnings to fixed charges

The following table shows the ratios of earnings to fixed charges for Qimonda AG for the fiscal years ended September 30, 2006, 2005, 2004 and 2003 and for the nine-month period ended June 30, 2007.

	Nine Months
	Ended June 30,	Year Ended September 30,
	2007	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges	5.68	5.98	9.06	2.97	1.20	—*

*	A ratio for 2002 is not available without undue effort to properly prepare, compile and verify all of the financial information needed to calculate the ratio. For more information, see “Selected Combined and Consolidated Financial Data” in our annual report on Form 20-F for the year ended September 30, 2006.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus,

•	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities,

•	the risks described in our Annual Report on Form 20-F for our most recent fiscal year and in any Current Report on Form 6-K, which we have filed since our most recent Annual Report on Form 20-F and which is incorporated by reference into this prospectus, and

•	other risks and other information that may be contained in, or incorporated by reference from other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities.

The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement are those significant risks, then known and specific to us, that we believe are relevant to an investment in our securities. If any of these risks materialize, our business, financial condition or results of operations could suffer, the price of our securities could decline and you could lose part or all of your investment.

CAPITALIZATION

The following table sets forth our actual consolidated capitalization as of June 30, 2007. You should read this table in conjunction with “Selected Combined and Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed combined and consolidated financial statements and related notes included in the documents incorporated by reference.

As of June 30, 2007
(in millions)

Current maturities of long-term debt(1)	21

Long-term debt(1)	128

Shareholders’ equity:
Ordinary share capital	684
Additional paid-in capital	3,113
Retained earnings	240
Accumulated other comprehensive loss	(229)

Total shareholders’ equity	3,808

Total capitalization	€3,936

(1)	As of June 30, 2007, we had a €124 million project-related term loan for our production facility in Portugal, of which €21 is classified as current maturity, as it is payable in March 2008, and a €25 million note payable to a government entity in connection with our Richmond plant. Both loans are unsecured. The term loan is unguaranteed.

SHARE PRICE

ADSs representing our company’s shares have traded on the New York Stock Exchange since August 9, 2006. The table below sets forth, for the periods indicated, the high and low closing sales prices for the ADSs on the New York Stock Exchange:

	Price per ADS in
	U.S. dollars
	High	Low

August 2006 (beginning August 9)	$16.28	$13.54
September 2006	$17.91	$15.90
October 2006	$17.05	$13.95
November 2006	$18.85	$14.11
December 2006	$18.65	$17.00
January 2007	$17.45	$15.17
February 2007	$15.60	$14.45
March 2007	$14.93	$13.81
April 2007	$15.68	$14.09
May 2007	$15.16	$14.14
June 2007	$17.00	$14.94
July 2007	$17.04	$14.80
August 2007	$14.81	$12.20
September 2007 (through September 10, 2007)	$13.42	$12.65

On September 10, 2007, the closing sales price per ADS on the New York Stock Exchange was $12.87.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS AND MARKET DATA

This prospectus, any accompanying prospectus supplement and the information incorporated by reference in either document contain forward-looking statements. These forward-looking statements include statements regarding our financial position; our expectations concerning future operations, margins, profitability, liquidity and capital resources; our business strategy and other plans and objectives for future operations; and all other statements that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “thinks”, “estimates”, “seeks”, “predicts”, “potential”, and similar expressions. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include those listed under “Risk Factors” in our Annual Report for the year ended September 30, 2006, as amended, and elsewhere in this prospectus. Those factors, among others, could cause our actual results and performance to differ materially from the results and performance projected in, or implied by, the forward-looking statements. As you read and consider this prospectus, you should carefully understand that the forward-looking statements are not guarantees of performance or results.

These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. Except for any ongoing obligations to disclose material information as required by the U.S. federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

In addition, this prospectus contains information concerning the semiconductor memory products market generally and the DRAM market in particular, that is forward-looking in nature and is based on a variety of assumptions regarding the ways in which the semiconductor market and the DRAM market in particular will develop. These assumptions have been derived from independent market research and industry reports referred to in this prospectus. Some data are also based on our good faith estimates, derived from our review of internal surveys and the independent sources listed above.

If any of the assumptions regarding the market are incorrect, actual market results may differ from those predicted. Although we do not know what impact any such differences may have on our business, our future results of operations and financial condition and the market price of our securities may be materially adversely affected.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, the net proceeds from the sale of securities offered through this prospectus will be used for general corporate purposes. Net proceeds received by Qimonda Finance LLC from the sale of securities offered through this prospectus will be on-lent to our group companies for their general corporate purposes.

We will not receive any proceeds from the sale of ADSs by the selling shareholders.

EXPENSES OF THE ISSUE

The following is a statement of expenses in connection with this registration statement. All amounts shown are estimates.

Amount to be paid

Legal Fees and Expenses	$75,000
Accounting Fees and Expenses	50,000
Total	125,000

RECENT DEVELOPMENTS

Manufacturing Alliances

  SMIC

In December 2002, we entered into a Product Purchase and Capacity Reservation Agreement, as most recently amended in August 2007, with Semiconductor Manufacturing International Corporation (SMIC), a Chinese foundry. As amended, this agreement provides us access to additional DRAM manufacturing capacity. Under the terms of this agreement, SMIC agreed to manufacture, and we have agreed to purchase, up to 20,000 wafers per month at SMIC’s 200mm production facility in Shanghai at least until 2007 and up to 15,000 wafers per month at SMIC’s 300mm production facility in Beijing at least until 2010. The agreement remains in effect until December 31, 2010 and may be extended. We have the unilateral right to terminate this agreement in the event that one of our semiconductor competitors acquires 50% of SMIC’s voting shares. In addition, either party may terminate the agreement upon material breach by the other party of any obligation under this or the ancillary know-how transfer agreement or upon bankruptcy or insolvency of the other party.

Under the terms of the agreements, Infineon was free to assign the agreement to us and has done so in connection with the carve-out.

  Winbond

In May 2002, we entered into a Product Purchase and Capacity Reservation Agreement with Winbond, a Taiwanese foundry. This agreement provides us access to additional DRAM production capacity. Under the terms of this agreement, Winbond agreed to manufacture, and we agreed to purchase, up to 19,000 wafer starts per month from Winbond’s 200mm production facility in Hsinchu, Taiwan until 2007. We are currently phasing down our purchases of 200mm wafers from Winbond.

In August 2004, we entered into an extended Product Purchase and Capacity Reservation Agreement, as most recently amended in August 2006, with Winbond. This agreement gives us access to additional DRAM production capacity of up to 18,000 wafers per month in Winbond’s 300mm facility in Taiwan until 2009. We have exceeded this level from time to time. Under the terms of this agreement we agreed to provide our 80nm DRAM trench technology to Winbond’s 300mm-wafer facility and Winbond agreed to manufacture DRAMs for computing applications using this technology exclusively for us. Under the terms of these agreements, Infineon was free to assign these agreements to us and has done so in connection with the carve-out. Each agreement remains in effect until the last shipment of, and payment for, products manufactured under the agreement unless it is earlier terminated for breach.

On June 27, 2007, we signed agreements with Winbond to expand our existing cooperation with Winbond and our reservation of capacity at Winbond’s facility for up to 24,000 300mm wafer starts per month. Under the terms of the agreements, we will provide our 75nm and 58nm DRAM trench technology to Winbond’s 300mm-wafer facility. In return, Winbond will manufacture DRAMs for computing applications using this technology exclusively for us.

DESCRIPTION OF ORDINARY SHARES

For a description of our ordinary shares, see “Articles of Association” in our annual report on Form 20-F for the year ended September 30, 2006, as amended. See “Incorporation of Certain Information by Reference”.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES WE OR THE SELLING
SHAREHOLDERS MAY OFFER

For a description of our American Depositary Shares, see “Description of American Depositary Shares” in our final prospectus filed pursuant to Rule 424(b)(1) of the Securities Act on August 10, 2006 with respect to the Registration Statement on Form F-1 (File No. 333-135913). See “Incorporation of Certain Information by Reference”.

GENERAL DESCRIPTION OF DEBT SECURITIES AND GUARANTEES WE MAY OFFER

The following description of the terms of the debt securities and guarantees we may offer sets forth certain general terms and provisions of any debt securities and guarantees to which any prospectus supplement may relate. Particular terms of debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which these general terms and provisions shall apply to any debt securities so offered will be described in the prospectus supplement relating to the applicable debt securities. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such debt securities. This description does not purport to be complete.

General

As required by U.S. federal law for debt securities of companies that are publicly offered, each series of debt securities will be governed by a document called an indenture. The material terms of any indenture governing a series of debt securities will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act and filed as exhibits to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

In addition to Qimonda AG and, if applicable, Qimonda Finance LLC, a trustee will also be a party to each indenture. The trustee has two main roles:

•	First, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which will be described in the applicable prospectus supplement.

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

We will describe in any applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title,

•	any limit on the amount that may be issued,

•	whether or not we will issue the series of debt securities in global form,

•	whether or not the series of debt securities will be convertible or exchangeable for our common stock or other securities as described below,

•	the material terms of the indenture and who the trustee will be,

•	the maturity date,

•	the annual interest rate, which may be fixed or floating, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates,

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt securities,

•	the terms of the subordination of any series of subordinated debt securities,

•	the place where payments will be payable,

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period,

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions,

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes,

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves,

•	whether we will be restricted from incurring any additional indebtedness,

•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities,

•	if other than U.S. dollars, the currency in which the debt securities of the series will be denominated or in which the principal of or any premium or interest on the debt securities of the series will be payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof, and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Fixed rate debt securities

Fixed rate debt securities typically bear interest at a fixed rate. However, fixed rate debt securities include zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount. Any interest will be paid on fixed rate debt securities on dates specified in the applicable prospectus supplement.

Floating rate debt securities

Floating rate debt securities provide an interest rate determined, and adjusted periodically, by reference to any of the following interest rate bases or formulae: Commercial Paper Rate, LIBOR, EURIBOR, Prime Rate, Treasury Rate, CD Rate, CMT Rate, CMS Rate, Federal Funds Rate or any other rate specified in any applicable prospectus supplement. Interest will be paid on floating rate debt securities on dates determined at the time of issuance and as specified in any applicable prospectus supplement.

Conversion or Exchange of Debt Securities

If any debt securities are issued that may be converted or exchanged into our common stock or other securities, the applicable prospectus supplement will also describe the terms on which the debt securities may be converted or exchanged. These terms will include whether the conversion or exchange is mandatory, is at our option or is at the option of the holder. The applicable prospectus supplement will also describe how the number of shares of common stock or other securities or property to be received will be calculated.

Mandatory conversion or exchange

At maturity, if any, or another time described in the applicable prospectus supplement, the holder of a mandatorily convertible or exchangeable debt security must exchange the security for the underlying security or securities at a specified rate of conversion or exchange. Therefore, depending upon the value of the underlying securities at maturity, if any, or such other time, the holder of a mandatorily convertible or exchangeable debt security may receive less than the principal amount of the debt security. If so indicated in the applicable prospectus supplement, the specified rate at which a mandatorily convertible or exchangeable debt security may be converted or exchanged may vary depending on the value of the underlying securities so that, upon conversion or exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of, the change in value of the underlying securities. Mandatorily convertible or exchangeable debt securities may include securities where we have the right, but not the obligation, to require holders of the debt securities to exchange their debt securities for the underlying securities.

Optional conversion or exchange

The holder of an optionally convertible or exchangeable debt security may, during a period, or at a specific time or times, convert or exchange the debt security for the underlying securities at a specified rate of conversion or exchange as set forth in the applicable prospectus supplement. If specified in the applicable prospectus supplement, we will have the option to redeem the optionally convertible or exchangeable note prior to maturity, if any. If the holder of an optionally convertible or exchangeable debt security does not elect to exchange the security prior to maturity, if any, or any applicable redemption date, the holder will receive the principal amount of the security plus any accrued interest at maturity, if any, or upon redemption.

Payments upon conversion or exchange

The applicable prospectus supplement will specify whether upon conversion or exchange, at maturity, if any, or otherwise, the holder of a convertible or exchangeable security may receive, at the specified exchange rate, either the underlying securities or the cash value of the underlying securities or a combination of both. The convertible or exchangeable debt securities may or may not provide for protection against fluctuations in the exchange rate between the currency in which that security is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted.

Other terms

Convertible or exchangeable debt securities may have other terms, which will be specified in the applicable pricing supplement or product supplement.

Guarantees

Qimonda AG will be the guarantor of debt securities issued by Qimonda Finance LLC. Qimonda AG will fully, unconditionally and irrevocably guarantee the payment of the principal of, premium, if any, and interest on the debt securities issued by Qimonda Finance LLC, including any additional amounts which may be payable by Qimonda Finance LLC in respect of its debt securities, as described in the applicable prospectus supplement. Qimonda AG will guarantee the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise.

In the distribution of the assets of any subsidiary of Qimonda AG upon the subsidiary’s liquidation or reorganization, any creditor of the subsidiary will have a right to participate in the distribution before the creditors of Qimonda AG, including holders of debt securities issued by Qimonda Finance LLC. The guarantees will be unsecured obligations of Qimonda AG.

Additional information about the guarantees, if any, will be described in the applicable prospectus supplement.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur to us.

If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, on and accrued interest, if any, on the debt securities due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indentures. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under the indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the applicable indenture or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt security of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of the debt securities;

•	reducing the principal amount, reducing the rate of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the minimum percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge

The indenture provides that we may elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the applicable indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the securities for other securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the applicable indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information concerning the trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the relevant indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in New York City as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus to permit us to offer and sell ADSs representing new shares we may issue as well as to permit the selling shareholders to conduct public secondary offerings of ADSs from time to time after the date of this prospectus. A selling shareholder may offer the shares of common stock for cash or other consideration, including in an exchange for other securities issued by a selling shareholder.

All of the shares offered in this offering will be delivered in the form of ADSs.

We may, and any selling shareholder may, sell all or a portion of the securities from time to time:

•	directly; or

•	through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts or commissions or agent’s commissions from the selling shareholder or from the purchasers of the securities for whom they may act as agent.

Underwriters, dealers and agents may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act. In addition, underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Underwriters

If we, or any selling shareholder, use underwriters for the sale of securities, they will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase the securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we, or any selling shareholder, use dealers in connection with the sale of securities, unless we otherwise indicate in the applicable prospectus supplement, we, or any selling shareholder, will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents

We or any selling shareholder may designate agents who agree to use their reasonable efforts to solicit purchases of the securities during the term of their appointment to sell securities on a continuing basis.

Direct Sales

We or any selling shareholder may also sell securities directly without using underwriters, dealers or agents.

Loans of Securities

In addition, we or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its short position in our securities to investors.

Selling Restrictions

In any EEA Member State that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This prospectus has been prepared on the basis that all offers of the securities will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area (“EEA”), from the requirement to produce a prospectus for offers of the securities. Accordingly any person making or intending to make any offer within the EEA of the securities which are the subject of the placement contemplated in this prospectus should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of the securities through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the securities contemplated in this prospectus.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any securities which are the subject of the offering contemplated by this prospectus (the “Securities”) may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

This prospectus is not being distributed pursuant to a public offer in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier), and as a result this prospectus has not been and will not be submitted to the Autorité des Marchés Financiers for approval in France. The Securities offered have not been offered or sold, and will not be offered or sold, directly or indirectly, to the public in France, and this prospectus and any other offering related material has not been distributed and will not be distributed to the public in France. Any offers, sales and distributions have only been and will only be made in France to qualified investors (investisseurs qualifiés), to a restricted group of investors (cercle restreint d’investisseurs) or to people providing portfolio management services for third party accounts (“personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers”). In each case, acting for their own account, all as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 and D. 411-2 of the French Monetary and Financial Code. This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients hereof and this prospectus will be distributed on the understanding that any recipients will only participate in the issue or sale of the Securities for their own account and undertake not to transfer, directly or indirectly, the shares to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

The Securities offered by this prospectus have not been and will not be offered to the public within the meaning of the German Sales Prospectus Act (Verkaufsprospektgesetz) or the German Investment Act (Investmentgesetz). Neither our shares nor the Securities have been or will be listed on a German exchange. No sales prospectus pursuant to the German Sales Prospectus Act has been or will be published or circulated in Germany or filed with the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other governmental or regulatory authority in Germany. This prospectus does not constitute an offer to the public in Germany and it does not serve for public distribution of the Securities or shares in Germany. Neither this prospectus, nor any other document issued in connection with this offering, may be issued or distributed to any person in Germany except under circumstances which do not constitute an offer to the public within the meaning of the German Sales Prospectus Act or the German Investment Act.

This offering has not been registered with the Commissione Nationale per la Società e la Borsa (CONSOB) pursuant to Italian securities legislation. The securities offered by this prospectus may not be offered or sold, nor may the prospectus or any other offering materials be distributed in the Republic of Italy unless such offer, sale or distribution is:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993 (Decree No. 385), Legislative Decree No. 58 of February 24, 1998, CONSOB Regulation No. 11971 of May 14, 1999 and any other applicable laws and regulations;

(b) made (i) to professional investors (operatori qualificati) as defined in Article 31, second paragraph of CONSOB Regulation No. 11422 of July 1, 1998, as amended, or Regulation No, 11522, (ii) in circumstances where an exemption from the rules governing solicitations to the public at large applies pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended or (iii) to persons located in the Republic of Italy who submit an unsolicited request to purchase the securities; and (c) in compliance with all relevant Italian securities and tax laws and regulations.

The underwriters will not offer or sell any of our Securities directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our Securities other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our Securities which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This prospectus or any other offering material relating to our Securities has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the Securities will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly our Securities may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or any other offering material relating to our Securities be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the

Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

ENFORCING CIVIL LIABILITIES

Qimonda AG is a German stock corporation. The executive offices and a substantial portion of the assets of Qimonda AG are located outside the United States. In addition, the members of the Supervisory and Management Boards of Qimonda AG and the experts named herein may be residents of Germany and other jurisdictions other than the United States. As a result, it may be difficult for investors to effect service within the United States upon Qimonda AG, members of their Supervisory or Management Boards or experts or to enforce outside the United States judgments obtained against such persons in United States courts, or to enforce in United States courts judgments obtained against such persons in courts in jurisdictions outside the United States, in any action, including actions predicated upon the civil liability provisions of the U.S. securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon the U.S. securities laws.

LEGAL MATTERS

The validity of the securities and certain other legal matters with respect to German, U.S. federal and New York law will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, German and U.S. counsel to the selling shareholders, Qimonda AG and Qimonda Finance LLC.

Certain other legal matters with respect to Delaware law will be passed upon by Richards, Layton, & Finger, P.A., special Delaware counsel to Qimonda Finance LLC.

EXPERTS

The combined and consolidated financial statements of Qimonda AG and subsidiaries as of September 30, 2005 and 2006, and for each of the years in the three-year period ended September 30, 2006, have been incorporated by reference herein in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, Ganghoferstrasse 29, 80339 Munich, Germany, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing. To the extent that KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft audits and reports on financial statements of Qimonda AG issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

The financial statements of Inotera Memories, Inc. as of and for the years ended December 31, 2004, 2005 and 2006 have been incorporated by reference herein in reliance upon the reports of KPMG Certified Public Accountants, independent registered public accounting firm, 6F, Sec. 3 Misheng E. Road, Songshon District, Taipei City 105, Taiwan, R.O.C., incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing. To the extent that KPMG Certified Public Accountants audits and reports on financial statements of Inotera Memories, Inc. issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form F-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. For further information about us and the securities, please refer to the registration statement, which you may access at the SEC’s website, www.sec.gov, or inspect in person, without charge, at the SEC’s Public Reference Room as described below.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the SEC located at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC in other documents, which means:

•	incorporated documents are considered part of this prospectus; we can disclose important information to you by referring you to those documents; and

•	information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus, and information that we file with the SEC after the date of this prospectus automatically updates and supersedes this prospectus.

We incorporate by reference our Annual Report on Form 20-F for the year ended September 30, 2006, which was filed with the SEC on November 21, 2006 and our Annual Report on Form 20-F/A for the year ended September 30, 2006, which was filed with the SEC on March 30, 2007. We incorporate by reference our report on Form 6-K dated July 27, 2007. We also incorporate by reference the section “Description of American Depositary Shares” in our prospectus filed pursuant to Rule 424(b)(1) of the Securities Act on August 10, 2006 with respect to the Registration Statement on Form F-1 (File No. 333-135913).

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus from now until we terminate the offering of the debt securities:

•	Annual Reports filed on Form 20-F; and

•	any future reports filed on Form 6-K that indicate that they are incorporated by reference in this prospectus.

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.

You may obtain a copy of any of the documents referred to above at no cost by contacting us at the following address or telephone number:

Qimonda AG
Gustav-Heinemann-Ring 212
81739 Munich, Germany
+(49)(89) 60088-0

Qimonda Finance LLC

Qimonda Finance LLC is our wholly-owned, consolidated subsidiary. Qimonda Finance LLC does not, and will not, file separate reports with the SEC.